UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

OMB APPROVAL
OMB Number: 3235-0060 Expires: March 31, 2008 Estimated average burden hours per response 28.0

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2005     (June 5, 2005)

eSpeed, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East 59th Street, New York, NY 10022

(Address of principal executive offices)

Registrant's telephone number, including area code 212-938-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 5, 2005, eSpeed, Inc. entered into a commitment letter with Cantor Fitzgerald, L.P. ("CFLP"), a controlling stockholder of eSpeed, in which CFLP agreed to lend eSpeed up to $60,000,000 on an unsecured basis in the event that such funds are required by eSpeed in connection with certain contingent purchases of equity that may arise in respect of a possible acquisition of a majority interest of the share capital of Societá per il Mercato dei Titoli di Stato — Borsa Obbligazionaria Europea S.p.A. ("MTS") pursuant to an auction process and shareholder vote expected to be concluded on or about July 1, 2005. The amounts available pursuant to this commitment may be borrowed in one or more drawings on and after September 1, 2005 and prior to June 30, 2006, unless eSpeed has indicated to CFLP that it wishes to terminate the commitment letter and has not borrowed any amounts pursuant to the facility. All amounts borrowed shall mature on the first anniversary of borrowing. Interest will accrue at LIBOR plus 865 basis points for the first three-month interest period for the loan, and an additional 50 basis points for each subsequent interest period. The availability of any borrowing under the facility is subject to various conditions, including, among others, execution and delivery of satisfactory definitive financing documentation. The terms of the commitment letter were approved by the Audit Committee of the Board of Directors of eSpeed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eSpeed, Inc.

Date: June 9, 2005

By:	/s/ Stephen M. Merkel Stephen M. Merkel Executive Vice President, General Counsel and Secretary